Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Taylor Capital Group, Inc.:
We consent to the incorporation by reference in the registration statement Nos. 333‑100809, 333‑153159, and 333‑179271 on Form S‑8 and the registration statement Nos. 333‑185636, 333‑182571, 333‑171328, and 333‑167920 on Form S‑3 of Taylor Capital Group, Inc. of our reports dated March 7, 2014, with respect to the consolidated balance sheets of Taylor Capital Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10‑K of Taylor Capital Group, Inc.

/s/ KPMG LLP
Chicago, Illinois
March 7, 2014